EXHIBIT (11)

                      TEMPLE-INLAND INC. AND SUBSIDIARIES
               STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                   (in thousands, except for per share data)




                                        Third Quarter       First Nine Months
                                      1996        1995      1996       1995

Primary
Average common shares outstanding     55,448      56,123    55,506     56,095
Net effect of dilutive stock options
  based on treasury stock method using
  average market price                    85         136        49         74

Weighted average shares outstanding   55,533      56,259    55,555     56,169


  Net income                        $ 32,648    $ 84,748  $114,480   $215,974

  Earnings per share                $    .59    $   1.51  $   2.06   $   3.85

Fully Diluted
Average common shares outstanding     55,448      56,123    55,506     56,095
Net effect of dilutive stock options
  based on treasury stock method
  using the closing market price, if
  higher than average market price       410         374       157        153

Weighted average shares outstanding   55,858      56,497    55,663     56,248

  Net income                        $ 32,648    $ 84,748  $114,480   $215,974

  Earnings per share                $    .58    $   1.50  $   2.06   $   3.84